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                 June 22, 2021

       Michael Zemetra
       Chief Financial Officer
       Veritone, Inc.
       1515 Arapahoe St., Tower 3, Suite 400
       Denver, Colorado 80202

                                                        Re: Veritone, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 17, 2021
                                                            File No. 333-257179

       Dear Mr. Zemetra:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816, or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Michael A. Hedge, Esq.